EXHIBIT 99.1

 Diagnostic Products Corporation Announces Record Sales and Earnings

    LOS ANGELES--(BUSINESS WIRE)--July 23, 2004--Diagnostic Products Corporation (NYSE:DP) today reported record sales of $110.5 million for its second quarter, a 15% increase over the second quarter of 2003. Earnings were $18.6 million, or $.62 per diluted share, an increase of 12% from $16.6 million or $.56 for the second quarter of 2003. The dollar weakened relative to the Euro, but strengthened relative to the Real in the second quarter of 2004. Overall changes in currencies had a 3% positive impact on sales. International sales were $78.4 million and domestic sales were $32.1 million.
    Sales of IMMULITE products continued to be very strong, growing 18% over the second quarter of 2003. IMMULITE product line sales reached $100.8 million for the quarter, 91% of the total sales of the Company. IMMULITE reagent sales increased 20% this quarter over the second quarter of 2003. Sales of RIA products were $6.1 million, a 12% decline from last year's second quarter. Sales of other products were $3.6 million, down from $3.8 million in the same period last year.
    The Company shipped a total of 246 IMMULITE Instruments in the second quarter including 185 IMMULITE 2000s and 2500s. The total number of IMMULITEs shipped is now over 9,400. "Our IMMULITE business continues to do very well," said Michael Ziering, President and CEO of DPC. "We were particularly pleased with the number of IMMULITE 2000s and 2500s which were shipped this quarter."
    Founded in 1971, Diagnostic Products Corporation (DPC) is the global leader dedicated exclusively to immunodiagnostic testing. The Company's product menu includes about 100 immunoassays for medically important substances and nearly 350 specific allergens and allergy panels. DPC also designs and manufactures automated laboratory instrumentation which provides fast, accurate results while reducing labor and reagent costs. DPC sells its products to hospitals, clinics and laboratories domestically and in over 100 international countries. Additional Company information can be found on the Company's web site at www.dpcweb.com.

    Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These factors include the effects of governmental and other actions relating to the FDA's decision that its Application Integrity Policy should be applied to the Company or relating to the Company's Chinese affiliate; the rate of customer demand for the Company's products; Company's ability to successfully market new and existing products; its dependence on certain suppliers; domestic and foreign government regulation; its ability to keep abreast of technological innovations and to translate them into new products; competition; political and economic instability in certain markets including the movements of foreign currencies relative to the dollar; and other risks and uncertainties disclosed from time to time in the Company's SEC reports and filings.


           Diagnostic Products Corporation and Subsidiaries
                   Consolidated Statements of Income
           (Unaudited -- In thousands except per share data)

                                                 Three Months Ended
                                                      June 30,
                                                  2004        2003
 SALES:
         Non-Affiliated Customers              $102,749     $88,186
         Unconsolidated Affiliates                7,719       7,765
         Total Sales                            110,468      95,951

 COST OF SALES                                   44,816      39,964
        Gross Profit                             65,652      55,987

 OPERATING EXPENSES:
 Selling                                         19,382      15,622
 Research and Development                        11,025      10,047
 General and Administrative                      11,058       8,308
 Equity in Income of Affiliates                  (2,700)     (1,463)

 OPERATING EXPENSES -- NET                       38,765      32,514

       OPERATING INCOME                          26,887      23,473

 Interest/Other Income (Expense) -- Net            (184)        124

 INCOME BEFORE INCOME TAXES
  AND MINORITY INTEREST                          26,703      23,597

 PROVISION FOR INCOME TAXES                       8,011       6,843

 MINORITY INTEREST                                   73         132

       NET INCOME                               $18,619     $16,622

 EARNINGS PER SHARE:
       BASIC                                       $.64        $.58
       DILUTED                                     $.62        $.56

 WEIGHTED AVERAGE SHARES OUTSTANDING:
       BASIC                                     29,059      28,690
       DILUTED                                   29,866      29,659


    CONTACT: Diagnostic Products Corporation
             James L. Brill, 310-645-8200